NEWS RELEASE

EXHIBIT 99.1

[NEWPAGE LOGO]

Media Contact: Investor Contact: NewPage Corporation

Amber Garwood Jason Bixby 8540 Gander Creek Drive

NewPage NewPage Miamisburg, OH 45342

937-242-9093 937-242-9144

FOR IMMEDIATE RELEASE -

NEWPAGE ANNOUNCES INTEGRATION RESTRUCTURING PLANS

MIAMISBURG, Ohio. - January 16, 2008 - NewPage Corporation announced today key steps being taken to integrate NewPage and the former Stora Enso North America (SENA) facilities and services.

"NewPage is combining its business with SENA with the vision of becoming the best printing paper company in North America," said Mark A. Suwyn, chairman of the board and chief executive officer of NewPage. "These restructuring decisions will create the platform essential to become one company, remain competitive in the marketplace, serve our customers more efficiently and reach $265 million of synergies we have committed to achieve. Despite the permanent closures being announced today, we are merging the operations in a manner that will actually increase our 2008 North American production by 3-8% compared to the combined production in 2007."

"At NewPage, we remain committed to our customers and we will continue to offer a broad portfolio of printing papers such as coated freesheet, lightweight coated groundwood, supercalendered paper and specialty products to meet a wide variety of needs," said Rick Willett, president and chief operating officer. "We believe our customers will benefit from our closing slower, lower volume, less strategic machines and moving affected grades to machines that can manufacture them most efficiently, yielding a higher quality, more consistent product. Closing one of our converting facilities and transitioning sheeting operations will result in better geographical distribution, more capacity for sheets, faster turnaround and delivery times for custom sizes, and a wider range of sheet sizes."

The specific restructuring actions are as follows:

    Permanently close the No. 11 paper machine in Rumford, Maine, which produces coated freesheet and groundwood papers for magazines and catalogs, by the end of February 2008. Approximately 60 employees will be affected by the shutdown.
    Permanently close the pulp mill and two paper machines, Nos. 43 and 44, in Niagara, Wisconsin, by the end of April 2008. The Niagara machines produce 230,000 tons of lightweight coated groundwood papers used in magazines and catalogs. Approximately 319 employees will be affected by the shutdown.
    Permanently close the No. 95 paper machine in Kimberly, Wisconsin, by the end of May 2008. The Kimberly mill produces coated freesheet papers for publication printing, and specialty papers for pressure-sensitive or glue-applied labels. Approximately 125 employees will be affected.
    Permanently close the Chillicothe, Ohio, converting facility by the end of November 2008 after some of the converting machines and volume are transferred to existing facilities in Luke, Maryland, and Wisconsin Rapids, Wisconsin. Approximately 160 employees will be affected.

Products produced on the closed machines will be transitioned to more efficient paper machines within the company's integrated mill system. "In addition to the changes to these operations and their employees, we are also informing personnel in all areas of the company such as sales, finance and other support functions of the longer term plans for their departments," added Suwyn. NewPage is taking appropriate actions to assist the affected employees with new opportunities or benefits packages.

"These actions come from an extensive integration plan developed by a group of nearly 50 people from both companies and represent all the significant actions we expect to take to combine the two operations. We do not anticipate any further steps related to the integration," said Willett. "Right now the market is strong and we do not anticipate taking any market-related downtime which would be separate from these actions."

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest printing paper manufacturer in North America, based on production capacity, with more than $4.3 billion in pro forma net sales for the last twelve months ended September 30, 2007. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Nova Scotia, and Wisconsin. These mills have a total annual production capacity of approximately 5.5 million tons of paper, including 4.3 million tons of coated paper, 920,000 tons of uncoated paper and 300,000 tons of specialty paper, as well as approximately 3.2 million tons of pulp.

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and Canada and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission, including those detailed under "Risk Factors" in Exhibit 99.1 of our Current Report on Form 8-K filed on December 3, 2007. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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